Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Georganne Palffy	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6768	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY OCTOBER 31, 2005

STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES JOINT VENTURE
AGREEMENT TO ACQUIRE HOTEL DEL CORONADO

Chicago, IL – October 31, 2005 – Strategic Hotel Capital, Inc. (NYSE: SLH) today announced it has signed an agreement to acquire a 45 percent interest in the Hotel del Coronado in San Diego, California through a new joint venture with existing owners Kohlberg Kravis Roberts & Co. (“KKR”) and KSL Resorts. The $745 million aggregate purchase price for the joint venture includes the 679-room luxury property, a spa and beach club that are currently under development, an under construction 78-room beachfront, luxury condominium-hotel development, and a zoned parcel for an additional 144-room development. The acquisition, which is expected to close in the first quarter of 2006, remains subject to closing conditions, including the prior buy-out of an existing stakeholder.

The Hotel del Coronado, a National Historic Landmark located on 28 acres of prime beachfront, is considered to be one of the top ten resorts in the world. The property’s amenities include eight unique restaurants, retailing outlets, two spacious beachfront pools, and 135,000 square feet of combined indoor and outdoor function space, including two of the most famous ballrooms in the country. A current expansion, due to be completed in 2006, will more than triple the number of treatment rooms and add an infinity pool to the existing spa, as well as add retail space and 78 luxury beach-front condominium-hotel rooms.

Strategic Hotel Capital will be managing partner of the venture. KKR will hold 41percent, and KSL Resorts the remaining 14 percent. Strategic Hotel Capital will receive asset management fees in addition to other fees for its services. KSL Resorts will continue to manage the property on behalf of the joint venture. Strategic Hotel Capital’s total equity investment will be approximately $70 million, plus closing costs.

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The company anticipates that the acquisition will be immediately accretive to earnings, and forecasts a combined 2006 property EBITDA will be in the range of $52 million to $54 million, assuming contributions from the renovated spa and rental of condominium-hotel units in the second half of the year, and excluding contributions from sales proceeds of condominium-hotel units and spa and beach club memberships.

Laurence Geller, CEO of Strategic Hotel Capital, commented, “We are both enthusiastic and thrilled to be a part of this joint venture, which speaks to our strategic focus on quality real estate where our creative approach and asset management skills can unlock value. This agreement goes toward fulfilling one of our objectives of utilizing joint venture structures, allowing us to take measured risks in a leveraged transaction with KKR, a recognized leader in private equity transactions, and KSL Resorts, a pre-eminent resort management company. We are excited about the various accretive development opportunities currently underway and in various stages of planning. This world-renowned coastal resort will be additive to our portfolio, which has already benefited from the solid southern California lodging market.”

About the Company

Strategic Hotel Capital, Inc. is a real estate investment trust that owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 7,934 rooms. For further information, please visit the company’s website at www.shci.com.

About Kohlberg Kravis Roberts & Co.

About KKR

Kohlberg Kravis Roberts & Co. (KKR) is one of the world’s oldest and most experienced private equity firms specializing in management buyouts. Founded in 1976, it has offices in New York, Menlo Park, California, London, Paris and Hong Kong.

Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams to invest for future competitiveness and growth. Over the past 29 years, KKR has invested in more than 130 transactions with a total value of over US$162 billion. For more information, please visit www.kkr.com.

About KSL Resorts

Founded in 1992, KSL Resorts operates a collection of five destination resorts, each of which is a true American classic – grand without pretension, rich in legacy, and genuine in service. The KSL Resorts collection includes:

Arizona Biltmore Resort & Spa (Phoenix, Arizona)

Grand Wailea Resort Hotel & Spa (Maui, Hawaii)

Hotel del Coronado (San Diego, California)

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La Costa Resort and Spa (Carlsbad, California)

La Quinta Resort & Club and PGA West (La Quinta, California)

This press release contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the company’s projections. Factors that may contribute to these differences include but are not limited to the following: the failure of closing conditions to be satisfied; availability of capital; ability to obtain or refinance debt; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; rising interest rates; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.